Exhibit 99.1

SOURCEGAS HOLDINGS LLC

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2014

AND REPORT OF INDEPENDENT AUDITORS

Independent Auditors’ Report

The Board of Directors

SourceGas Holdings LLC:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of SourceGas Holdings LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SourceGas Holdings LLC and its subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Denver, Colorado

March 26, 2015

SOURCEGAS HOLDINGS LLC

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2014

(In thousands)
2014
ASSETS
Current assets:
Cash	$3,806
Trade accounts receivable (less allowance for doubtful accounts of $2,122)	103,062
Gas in underground storage	15,686
Regulatory assets	16,885
Inventories	6,423
Deferred income taxes, net	8,948
Prepayments	4,321
Other current assets	6,196
Total current assets	165,327

Property, plant and equipment, net	840,189
Goodwill	384,229
Regulatory assets	28,639
Other assets	4,435
Total assets	$1,422,819

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$68,959
Interest accrued	6,221
Taxes accrued	4,745
Regulatory liabilities	5,010
Derivative instruments	13,213
Customer deposits	12,372
Deferred revenue	5,780
Other	23,026
Total current liabilities	139,326

Derivative instruments	3,651
Deferred income taxes, net	44,012
Other liabilities	39,656
Long-term debt, net	858,869
Total liabilities	1,085,514

Equity:
Members’ capital	345,458
Accumulated other comprehensive loss	(8,153)
Total equity	337,305
Total liabilities and equity	$1,422,819

See accompanying notes to consolidated financial statements.

SOURCEGAS HOLDINGS LLC

CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2014

(In thousands)
2014
Operating revenues:
Regulated natural gas sales	$300,663
Regulated transportation and storage	88,821
Other regulated operating revenues	5,575
Unregulated and other revenues	97,069
Total operating revenues	492,128

Operating costs and expenses:
Purchases and other costs of sales	252,940
Operation and maintenance	71,297
General and administrative	50,641
Depreciation and amortization	41,003
Taxes, other than income taxes	7,694
Total operating costs and expenses	423,575

Operating income	68,553

Other income (expense):
Interest income	386
Interest expense and other financing costs	(32,511)
Other, net	1,375
Total other income (expense), net	(30,750)

Income before income taxes	37,803

Income tax provision	(2,941)

Net income	$34,862

See accompanying notes to consolidated financial statements.

SOURCEGAS HOLDINGS LLC

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31, 2014

(In thousands)
2014

Net income	$34,862

Other comprehensive income:
Derivative instruments designated as cash flow hedges:
Unrealized losses on commodity derivatives, net of tax of $258	(395)
Reclassification of net realized gains on commodity derivatives into purchases and other costs of sales, net of tax of $480	(733)
Reclassification of net realized losses on commodity derivatives into unregulated revenues, net of tax of tax of $(38)	57
Unrealized losses on interest rate swaps	(2,130)
Reclassification of net realized losses on interest rate swaps into net income	4,624

Other comprehensive income	1,423

Comprehensive income	$36,285

See accompanying notes to consolidated financial statements.

SOURCEGAS HOLDINGS LLC

CONSOLIDATED STATEMENT OF EQUITY

YEAR ENDED DECEMBER 31, 2014

(In thousands)

				Accumulated
			Members’	Other
	Class A	Class B	Capital	Comprehensive
	Member	Members	Total	Loss	Total

Balance, December 31, 2013	$175,798	$175,798	$351,596	$(9,576)	$342,020

Comprehensive income	17,431	17,431	34,862	1,423	36,285

Distributions to members	(20,500)	(20,500)	(41,000)	—	(41,000)

Balance, December 31, 2014	$172,729	$172,729	$345,458	$(8,153)	$337,305

See accompanying notes to consolidated financial statements.

SOURCEGAS HOLDINGS LLC
CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2014

(In thousands)
2014
Cash flows from operating activities:
Net income	$34,862
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,003
Deferred income taxes, net	9,411
Unrealized derivative losses	3,402
Other adjustments	4,131
Changes in operating assets and liabilities:
Trade accounts receivable	(5,176)
Gas in underground storage	(2,567)
Regulatory assets and liabilities	(14,182)
Other assets	(1,204)
Trade accounts payable	(177)
Accrued expenses and other liabilities	(961)
Net cash provided by operating activities	68,542

Cash flows for investing activities:
Capital expenditures	(121,657)
Other, net	5,219
Net cash used in investing activities	(116,438)

Cash flows from financing activities:
Payments on term loans	(70,000)
Net borrowings on revolving credit facility	43,600
Proceeds from long-term debt	115,000
Payment of debt issuance costs	(1,015)
Distributions to members	(41,000)
Net cash provided by financing activities	46,585

Net decrease in cash	(1,311)
Cash at beginning of year	5,117
Cash at end of year	$3,806

Supplemental cash flow information:
Cash paid for interest	$31,882
Cash paid for income taxes, net	$428
Capital expenditures included in trade accounts payable	$11,225

See accompanying notes to consolidated financial statements.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

1.              Organization and Business

SourceGas Holdings LLC (“SourceGas Holdings”) and its wholly owned subsidiary, SourceGas LLC, were formed as Delaware limited liability companies in September 2006.  As used herein, the terms “the Company” and “SourceGas” refer to SourceGas Holdings and its consolidated subsidiaries, collectively.

SourceGas is a natural gas utility company providing distribution, transportation, storage and sales to a diverse mix of customers in the Rocky Mountains and Midwest United States.  The Company’s primary business is the operation of regulated natural gas local distribution companies located in Arkansas, Colorado, Nebraska and Wyoming.  The Company is also engaged in the regulated transportation of natural gas for third parties through its intrastate pipeline systems.  In addition to its regulated activities, the Company (i) provides unbundled natural gas sales in Nebraska and Wyoming and (ii) sells, installs and services appliances and equipment.  The Company operates primarily through the four subsidiaries of SourceGas LLC as described below.

SourceGas Distribution LLC (“SGD”).  SGD is a regulated public utility consisting of retail natural gas distribution operations that serves approximately 263,000 customers in Colorado, Nebraska and Wyoming.  SGD also sells appliances and heating equipment and provides associated repair services and appliance protection plans.

SourceGas Arkansas (“SGA”).  SGA is a regulated public utility consisting of retail natural gas distribution operations that serves approximately 161,000 customers in Arkansas.  SGA also sells appliances and heating equipment and provides associated repair services and appliance protection plans.

Rocky Mountain Natural Gas LLC (“RMNG”).  RMNG is a regulated public utility that provides regulated transmission and wholesale natural gas service to SGD at town border stations in western Colorado and also provides intrastate transportation services for natural gas producers, shippers and industrial customers.  RMNG generates additional revenues from the processing and sale of natural gas liquids.

SourceGas Energy Services Co. (“SGES”).  SGES is an unregulated natural gas marketer providing retail distribution customers in Nebraska and Wyoming with unbundled natural gas commodity offerings under the regulatory-approved Choice Gas program.

2.              Summary of Significant Accounting Policies

Principles of Consolidation

These consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of SourceGas Holdings and its subsidiaries, all of which are wholly owned.  All material intercompany transactions have been eliminated.

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures.  Estimates are based on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances.  These estimates

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

may involve complex situations requiring a high degree of judgment either in the application and interpretation of existing literature or in the development of estimates that impact the financial statements. The most significant estimates relate to the accounting for regulatory infrastructure program accruals, uncollectible accounts and other allowances for contingent losses, valuation of goodwill and intangible assets, retirement plan benefit obligations, derivative and hedging activities and provisions for income taxes.  SourceGas evaluates its estimates on an ongoing basis and actual results could differ from estimates.

Effects of Regulation

SourceGas’ natural gas utility operations are subject to regulation with respect to rates, service, maintenance of accounting records, pipeline integrity and various other matters by the respective regulatory authorities in the states in which the Company operates.  The Company’s accounting policies reflect the financial effects of the ratemaking and accounting practices and policies of those regulatory authorities, where appropriate.  As a result, SourceGas recognizes certain costs as regulatory assets that would otherwise be charged to expense and recognizes certain proceeds as regulatory liabilities that would otherwise be recorded as revenue.  The Company records regulatory assets when it is probable that costs will be recovered through rates charged to customers and records regulatory liabilities when it is probable that credits will be provided to customers as a result of the ratemaking process.

Revenue Recognition

Revenue from Regulated Operations. Regulated retail natural gas distribution revenues, derived primarily from the sale and transportation of natural gas, are recognized when gas is delivered to and received by the customer.  SourceGas bills customers of its regulated retail natural gas distribution businesses on a monthly billing cycle basis; however, the billing cycle periods for certain classes of customers do not necessarily coincide with accounting periods used for financial reporting purposes.  The Company estimates and accrues revenues applicable to gas delivered to customers, but not yet billed.  Estimated unbilled revenue was $58.6 million at December 31, 2014.  Payments received from customers who participate in budget billing, whose balance represents the amount paid in excess of gas delivered, are included in deferred revenue.

SourceGas’ revenues for its regulated transmission operations are recognized in the period in which actual volumes are transported.  The Company also provides various types of natural gas transportation services to its customers in which the natural gas remains the property of these customers at all times.  The customer pays a two-part rate that includes a fixed fee and a per-unit rate for volumes actually transported.  The fixed-fee component of the overall rate is recognized as revenue ratably over the contract period.  The per-unit charge is recognized as revenue when the volumes are transported.

Revenue from Unregulated Operations.  Revenue from unregulated natural gas marketing operations is recognized when gas is delivered to the customer.  The Company also offers a pricing option known as WinterGuard® under which the customer pays a fixed amount per month over a one- or two-year contract period from June to May for the customer’s gas consumption during the contract period.  The total contract fee is recognized as revenue over the contract period based on the delivered portion of the customer’s total estimated consumption.  Future consumption is estimated based on the customer’s historical gas consumption and normalized weather patterns.  Amounts billed to those customers in excess of revenue recognized are recorded as deferred revenue.  In January 2015, SGES acquired new Choice Gas Program customers in Nebraska and Wyoming, which increased its customer base by approximately 9,500.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

In both regulated and unregulated operations, SourceGas bills and collects from its customers certain taxes based on revenues that are imposed by governmental authorities in the jurisdictions in which the Company operates.  SourceGas records revenues net of such taxes.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable arise primarily from natural gas sales to residential, commercial, industrial and other customers.  Merchandise loans with maturities of less than one year relating to the sales of appliances and heating equipment are included in the trade accounts receivable balance.  These receivables are stated on the consolidated balance sheet net of a $2.1 million allowance for doubtful accounts at December 31, 2014.  The allowance for doubtful accounts reflects the Company’s estimate of probable losses in its receivable balance determined on the basis of historical experience, specific allowances for high credit risk accounts and other currently available evidence.  When specific accounts are determined to be uncollectible, the allowance and receivable are relieved.

Gas in Underground Storage

The Company uses underground gas storage facilities to help manage the seasonality of its business and to optimize the prices for which gas is purchased.  SourceGas’ natural gas inventories for unregulated operations are generally carried at the lower of cost or market value using the weighted average cost method.  The Company’s natural gas inventories for regulated utility operations are generally stated at the lower of average cost or net realizable value.  The regulatory treatment of utility gas inventories provides for cost recovery in customer rates.

Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

December 31,
2014
Property, plant and equipment:
Natural gas distribution	$721,797
Natural gas transmission	288,686
Other property, plant and equipment in service	353,543
Construction work in progress	57,218
Total property, plant and equipment	1,421,244

Less accumulated depreciation and amortization	(581,055)

Property, plant and equipment, net	$840,189

Property, plant and equipment are stated at original cost, net of contributions in aid of construction.  For constructed plant, original cost includes indirect costs from shared resource activities, allowance for funds used during construction (“AFUDC”) and other costs that clearly relate to plant construction.  AFUDC represents the estimated cost of funds used to finance the construction of major projects and is capitalized when the completed projects are placed in service.  Interest expense of $1.4 million was capitalized in the year ended December 31, 2014.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

Expenditures that increase capacity, improve efficiency or extend service lives are capitalized.  Repairs and maintenance costs are expensed as incurred.  The original cost of retirements of depreciable regulated property, plant and equipment, plus the cost of removal, less salvage, is recorded in accumulated depreciation with no effect on current period earnings.  Gains or losses are recognized upon retirement of unregulated and regulated property, plant and equipment constituting an operating unit or system when sold or abandoned.

Regulated plant depreciation is computed on the straight-line remaining life method at composite rates considered sufficient to amortize costs over estimated service lives.  Depreciation rates include components that compensate for nonlegal costs of removal (net of salvage value), and retirements, as approved by the appropriate regulatory agency.  The composite weighted average depreciation rate was 3.49 percent for the year ended December 31, 2014.  Depreciation on unregulated property, plant and equipment is generally computed on the straight-line method based upon estimated service lives ranging from 3 to 52 years.

Asset Retirement Obligations

The Company records a liability at fair value for an asset retirement obligation (“ARO”) and corresponding accretion expense when the legal obligation to retire the asset has been incurred with an offsetting increase to the carrying value of the related asset.  SourceGas has recorded an ARO in other liabilities of $0.3 million as of December 31, 2014.

Impairment of Long-lived Assets

SourceGas reviews the carrying values of its long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable.  For any assets with carrying values that are determined to be unrecoverable, the Company records an impairment charge to write down the carrying amount of the asset to its estimated fair value.  SourceGas has not recorded any material asset impairments for the year ended December 31, 2014.

Goodwill and Intangible Assets

Goodwill is assigned to reporting units as of the date of the related business combination.  SourceGas’ reporting units include SGD, SGA, RMNG and SGES.  In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350 Intangibles — Goodwill and Other, goodwill and other intangible assets with indefinite lives, such as trademarks and trade names, are reviewed for impairment annually during the fourth fiscal quarter and whenever an event or a change in circumstances indicates that impairment may have occurred.  This standard provides companies the option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step goodwill impairment test.  If this is the case, the two-step goodwill impairment test is required.  The Company’s reporting units’ fair value exceeded their carrying value, therefore, only step one of the analysis was performed.  An impairment loss is recorded when the carrying amount of goodwill and other intangibles exceeds their fair value.  No impairment was recorded for the year ended December 31, 2014.

Derivative Instruments

SourceGas utilizes derivative instruments for the purpose of mitigating risks resulting from changes in interest rates, energy commodity prices and volumetric load variances.  The objectives and strategies for using derivatives have been tailored to the Company’s regulated and unregulated businesses.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

SourceGas records all derivative instruments at fair value in the consolidated balance sheets as either an asset or liability unless they qualify for certain exceptions, including the normal purchases and normal sales exception.  Changes in a derivative’s fair value are ultimately recognized in earnings.  The timing of when the changes in fair value are recorded in earnings depends on whether the derivative has been designated and qualifies as part of a hedging relationship or if authoritative guidance for rate-regulated entities allows an alternative accounting treatment.  Changes in fair value for derivatives that do not meet one of these criteria are recognized in earnings as they occur.

Note 7 describes SourceGas’ use of derivative instruments and the related effect on its consolidated financial statements.

Fair Value of Financial Instruments

Certain assets and liabilities are recognized or disclosed at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).  GAAP established a three-level fair value hierarchy that prioritizes the inputs used to measure fair value.  These levels are as follows:

•                  Level 1 — Quoted prices in active markets for identical assets or liabilities

•                  Level 2 — Pricing inputs other than quoted prices included within Level 1, which are either directly or indirectly observable for the asset or liability as of the reporting date. These inputs are derived principally from, or corroborated by, observable market data.

•                  Level 3 — Pricing based upon inputs that are generally unobservable, based on the best information available and reflect management’s assumptions on how market participants would price the asset or liability.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, long-term debt and derivative instruments.  Except for the Senior Notes the fair values of SourceGas’ financial instruments approximate their respective carrying amounts in the consolidated balance sheets.  As a result of changes in market interest rates and other factors, the fair value of the Company’s fixed-rate Senior Notes was approximately $351.0 million compared with a net carrying amount of approximately $324.8 million as of December 31, 2014.  SourceGas determined the fair value of the Senior Notes based on the mid-range market price as determined by the bond dealer, which is based on significant other observable inputs within Level 2 of the fair value hierarchy.

See Note 7 for fair value measurements of the Company’s derivative instruments.

Income Taxes

SourceGas’ operations are conducted in the United States through limited liability companies and corporations.  The Company is treated as a partnership for federal and state income tax purposes, with each partner taxed separately on its allocated share of the Company’s taxable income. Accordingly, the accompanying consolidated financial statements do not include a provision or liability for federal income taxes except for the Company’s corporate subsidiaries that are subject to federal or state income taxes.  SourceGas accounts for these income taxes using the asset and liability method in accordance with ASC 740, Accounting for Income Taxes.  The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the change is enacted.  The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained.  Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized upon settlement with the applicable taxing authority.  The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above are reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties payable to the taxing authorities.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses.

See Note 8 for income tax disclosures and the tax effects of temporary differences that impact deferred tax assets and liabilities.

Concentration of Credit Risk

Credit risk is the risk of financial loss to the Company if a customer fails to perform its contractual obligations.  SourceGas engages in transactions for the purchase and sale of products and services with companies in the natural gas industry and with industrial, commercial and residential natural gas consumers.  These transactions principally occur in the Rocky Mountain and Midwest regions of the United States.  SourceGas believes that this geographic concentration does not contribute significantly to its overall exposure to credit risk.  Credit risk associated with trade accounts receivable is mitigated by the large number of individual customers and the diversity in the Company’s customer base.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

SourceGas also has credit risk exposure to counterparties with whom the Company has open derivative instruments in asset positions.  The Company’s over-the-counter financial commodity derivatives are with a number of counterparties each of which has an investment-grade credit rating.  SourceGas’ physical commodity derivatives with nonrated counterparties are reviewed in accordance with the Company’s credit risk policy.  SourceGas enters into interest swaps only with counterparties whose debt securities are rated investment-grade by the major rating agencies, and the Company actively monitors the counterparties’ credit ratings.  Based on the external credit rating and internal credit review of the counterparties, SourceGas believes the risk of default is remote.

New Accounting Standards

Recent Accounting Pronouncements

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires entities to recognize revenue depicting the transfer of goods or services to customers at amounts expected to be entitled to in exchange for those goods or services.  The standard provides a five-step approach to revenue recognition: (1) identify the contract(s) with the customer; (2) identify the separate performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to separate performance obligations; (5) recognize revenue when (or as) each performance obligation is satisfied.  The new requirements are effective for nonpublic companies beginning January 1, 2018.  Early adoption is not permitted.  SourceGas is currently assessing the impact of this standard on its financial statements and disclosures.

There were no other new significant accounting standards applicable to the Company that have been issued but not yet adopted by the Company as of December 31, 2014 and through the issuance of these financial statements.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

3.              Regulatory Matters

Regulatory Assets and Liabilities

The following regulatory assets and liabilities are reflected in the consolidated balance sheet (in thousands):

December 31,
2014
Regulatory Assets:
Purchased gas costs	$21,876
Unrealized losses on derivative instruments	2,591
Pension plan	14,248
Postretirement medical plan	4,397
Rate Regulation and application costs	877
Other	1,535
Total regulatory assets	45,524
Less amount included in current assets	(16,885)
Regulatory assets, noncurrent	$28,639

Regulatory Liabilities:
Purchased gas costs	$1,457
Recoverable Demand Side Management expenses	2,273
Unrealized losses on derivative instruments	820
Other	1,262
Total regulatory liabilities	5,812
Less amount included in current liabilities	(5,010)
Regulatory liabilities, non-current	$802

SourceGas defers purchased gas costs that otherwise would be charged to expense in accordance with gas cost adjustment mechanisms set forth in filings approved by the public utility commissions.  The Company is permitted to recover such costs through rates charged to customers.  The Company records an asset when purchased gas costs cumulatively exceed related billings and records a liability when billings cumulatively exceed related costs.

At December 31, 2014, purchased gas costs in regulatory assets include $13.1 million in unrecovered gas costs related to the Litigated Settlement Special Rate Surcharge approved by the Colorado Public Utilities Commission (“CPUC”).  RMNG is authorized to recover these amounts from customers through rate surcharges before November 1, 2017.  Other purchased gas costs included in regulatory assets and regulatory liabilities are being recovered or refunded in rates, or are deferred pending regulatory review and approval.  Generally, the applicable gas cost adjustment mechanisms provide for recovery or refund of deferred purchased gas costs over a 12-month period following the approval of a filing with the state public utility commissions with respect to such costs.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

The following table presents the purchased gas costs by state in an under or (over) collected gas position:

December 31,
2014
Arkansas	$4,673
Colorado	3,253
Nebraska	(1,457)
Wyoming	900
RMNG (1)	—
Total purchased gas cost, net	$7,369

(1) Excludes the Litigated Settlement Special Rate Surcharge discussed above.

At December 31, 2014, regulatory assets also include (i) unamortized costs incurred in connection with various regulatory applications that the Company is permitted to amortize and recover in its rates, (ii) unrealized gains and losses on derivative instruments that are used to mitigate the volatility in purchased gas costs for regulated utility customers and (iii) uncollectible customer accounts that the Company is permitted to recover in its rates.  As discussed further in Note 6, SourceGas also has recorded regulatory assets for actuarial losses that have not yet been recognized in periodic benefit cost for the Company’s pension and other postretirement benefit plans.  The amounts recorded as regulatory assets at December 31, 2014 are not earning a rate of return.

Rate Filings and Other Matters

SourceGas Arkansas Inc.

On August 1, 2013, SGA filed an “Act 310” Surcharge with the Arkansas Public Service Commission (“APSC”).  The purpose of the surcharge is to recover expenditures that SGA has reasonably incurred as a direct result of legislative or regulatory requirements relating to the protection of the public health, safety or the environment.  The surcharge, which was projected to recover annual expenses of approximately $1.4 million through revenues, became effective upon filing.  On January 14, 2014, an Administrative Law Judge issued an order approving SGA’s Act 310 Surcharge.  That order became the final order of the APSC on February 13, 2014.  Between August 1, 2013 and early July 2014, when SGA stopped billing its customers under its Act 310 Surcharge (see below), SGA recovered approximately $1.6 million under that surcharge.

On September 9, 2013, SGA made a general rate case filing with the APSC, seeking approval of revised rates, which would increase annual revenues by approximately $18.7 million.  After filing all of their testimony, the parties to the rate case reached a settlement agreement which increased SGA’s annual revenues by approximately $13.8 million, reflecting a 9.30 percent return on equity.  On July 7, 2014, the APSC approved that settlement agreement and the Company began billing its customers and recognizing revenues on that date.  The increased rates provided SGA with, among other things, recovery of expenditures, which it had been recovering under its Act 310 Surcharge.  Therefore, SGA stopped billing customers under that surcharge when the rates went into effect.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

The settlement agreement approved by the APSC also provided SGA with two new riders:  The Main Replacement Program Rider (“MRP Rider”); and the At-Risk Meter Relocation Program Rider (“ARMRP Rider”).  Through the MRP Rider, SGA will recover the costs of replacing bare steel mains, coated steel mains that are not catholically protected and mains that are the subject of an advisory issued by a federal or state agency and which SGA has determined to be in unsatisfactory condition.  Through the ARMRP Rider, SGA will recover the costs of relocating meters susceptible to being struck by a motor vehicle.  As of December 31, 2014 through the issuance of these financial statements, it is not possible to determine how much SGA will recover under these two riders.

On January 20, 2015, SGA filed a notice with the APSC of SGA’s intent to make a general rate case filing no sooner than 60 days and no later than 90 days from the date of the notice.  SGA is currently preparing that rate case filing.

SourceGas Distribution LLC

On September 9, 2013, SGD filed an application with the Wyoming Public Service Commission (“WPSC”) to construct major facilities consisting of a new compressor station (called “Chokecherry”), natural gas transmission pipeline and other facilities that will interconnect SGD’s facilities with adjacent interstate pipelines.  SGD is also seeking authority to implement new unbundled storage services, market center services and a revenue sharing mechanism.  At its hearing on March 27, 2014, the WPSC approved the major elements of SGD’s application with revisions to the revenue sharing agreement and on August 14, 2014 issued its written order reflecting such approval.

SGD periodically files with the Nebraska Public Service Commission (“NPSC”) seeking approval of an infrastructure system replacement cost recovery charge (“ISR Charge”).  The purpose of the ISR Charge is to recover capital expenditures that SGD has incurred as a result of legislative or regulatory requirements relating to the protection of the public health, safety or the environment and is in addition to SGD’s currently effective base rates.  On June 25, 2013, the NPSC approved, and SGD implemented an ISR Charge, which generated annual revenues of $0.7 million effective July 1, 2013.  On May 1, 2014, SGD filed an application with the NPSC seeking approval of a second ISR Charge.  A hearing on the stipulation between SGD and the Public Advocate was held on July 30, 2014.  The NPSC approved the SGD’s second ISR Charge which was implemented September 1, 2014, and it is designed to generate annual revenues of $0.5 million.

On May 1, 2014, SGD filed an application with the NPSC seeking approval to put into effect a System Safety and Integrity Rider (“SSIR”) and initial SSIR charges designed to collect $1.5 million of revenue requirement for SSIR projects completed in 2014. The NPSC granted SGD’s SSIR application with certain conditions.

On November 10, 2014, SGD filed an application with the NPSC seeking approval to put into effect a 2015 SSIR to collect $1.4 million of revenue requirement for SSIR projects that will be completed in 2015.  The NPSC approved the application but reduced the amount to be recovered to $1.3 million.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

Rocky Mountain Natural Gas LLC

On January 31, 2013, RMNG filed a general rate case with CPUC requesting a net annual revenue increase of approximately $1.4 million.  On November 13, 2013, parties, including RMNG filed a stipulation with the CPUC for a $0.4 million revenue decrease, a 10.60 percent return on equity, an SSIR, a straight-fixed variable rate structure, the elimination of RMNG’s bundled service, RMNG’s exit from the merchant function, a new suite of unbundled and open access transportation, storage and market center services and a revenue adjustment mechanism associated with those services.  On January 30, 2014, the CPUC issued a Recommended Decision approving the stipulation including the 10.60 percent return on equity.  On March 1, 2014, the rates went into effect and the Company began billing its customers and recognizing revenue on that date.

On March 31, 2014, RMNG filed an advice letter proposing an SSIR rate designed to collect $1.8 million of revenue requirement for SSIR projects to be completed in 2014.  The rate went into effect on June 1, 2014, on an interim basis, subject to refund.  On September 17, 2014, a settlement was reached and the CPUC approved most of the SSIR projects for inclusion in the SSIR rate.  RMNG issued a refund of $0.5 million to ratepayers on December 16, 2014.  On October 31, 2014, RMNG filed an advice letter proposing an SSIR rate to collect $0.4 million of revenue requirement for SSIR projects that will be completed in 2015.  This SSIR rate went into effect on January 1, 2015.

Various other matters affecting SourceGas’ regulated utility operations are subject to proceedings before the state public utility regulatory commissions in Arkansas, Colorado, Nebraska and Wyoming, as well as the Federal Energy Regulatory Commission.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

4.              Debt

Long-term Debt

Long-term debt consisted of the following (in thousands):

			December 31, 2014
	Year		Weighted average
	Due	Interest	Interest Rate	Outstanding
Senior Notes, unsecured	2017	Fixed	5.90%	$325,000
Senior Secured Notes	2019	Fixed	3.98%	95,000
Term loan, secured by substantially all assets of SourceGas Holdings LLC by substantially all assets of SourceGas LLC	2018	Variable(1)	1.92%	150,000
Term loan, unsecured	2016	Variable(1)	1.41%	150,000

$175.0 million revolving credit agreement, unsecured	2016	Variable(1)	1.42%	139,100
Total				859,100
Less: Unamortized original issue discount on Senior Notes				(231)
Current maturities				—
Long-term debt, net				$858,869

(1) Variable rate based on one, two, three, or six-month LIBOR

On June 30, 2014, SourceGas Holdings borrowed additional funds on its existing $200.0 million term loan in the amount of $20.0 million.  The borrowings under this term loan bear interest at a variable rate based on one, two, three, or six-month LIBOR plus a margin dependent upon the Senior Notes’ rating.  Upon closing, the applicable margin was 1.75 percent.  SourceGas Holdings received proceeds totaling $20.0 million from the majority of its existing lenders.  All proceeds were used to pay down a portion of the revolving credit agreement held at SourceGas LLC.

On September 29, 2014, SourceGas Holdings issued the 3.98% Senior Secured Notes (the “Notes”) with an aggregate principal amount of $95.0 million due in September 2019.  The Notes are secured by substantially all assets of SourceGas Holdings.  The interest payments are payable bi-annually, beginning March 29, 2015.  Of the proceeds, $70.0 million were used to pay down the $220.0 million term loan at SourceGas Holdings and the remainder paid down the revolving credit agreement held at SourceGas LLC.

On January 15, 2015, SourceGas LLC entered into a term loan with an aggregate principal amount of $275.0 million due July 2016, which bears interest at a variable rate based on one, two, three, or six-month LIBOR plus a margin dependent upon the Senior Notes’ rating.  Upon closing, the applicable margin rate was 0.75 percent.  The interest payments are payable quarterly, beginning March 31, 2015.  Initial proceeds were used to pay down the $150.0 million term loan and the remainder was

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

used to pay down a portion of the revolving credit agreement, both held at SourceGas LLC. Through March 26, 2015, SourceGas paid down $30.0 million of the $275.0 million term loan.

The Notes, term loans and revolving credit agreement contain certain covenants, including financial covenants that require SourceGas to maintain ratios of indebtedness to total capitalization below specified levels and an interest coverage ratio above a specified level.  At December 31, 2014, the Company was in compliance with these covenants.

At December 31, 2014, the aggregate maturities of long-term debt are as follows (in thousands):

Year ending December 31:
2015	$—
2016 (1)	289,100
2017	325,000
2018	150,000
2019	95,000
$859,100

(1) The issuance of the January 2015 term loan will increase the long-term debt that matures in 2016 to $534.1 million.

5.              Commitments and Contingencies

Lease and Purchase Commitments

SourceGas leases certain property, plant and equipment under operating leases.  Rent expense related to these leases totaled $2.4 million for the year ended December 31, 2014.  Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

Year ending December 31:
2015	$2,271
2016	2,241
2017	2,118
2018	2,129
2019	1,676
Thereafter	4,571
$15,006

SourceGas assumed agreements, executed under previous ownership, that require the Company to purchase all of the natural gas produced over the productive life of specific leaseholds in the Bowdoin field in Montana.  The majority of these purchases are committed to distribution customers of the Company’s regulated utility companies in Colorado, Nebraska and Wyoming, which are subject to regulatory cost recovery mechanisms.  The prices to be paid under these agreements vary and currently exceed market prices in certain instances.  For the year ended December 31, 2014, SourceGas’ purchases under these agreements totaled $11.9 million.  Based on estimated production and forecasted prices, the Company estimates that purchases under these agreements will range from $8.8 million to $11.4 million for each of the next five years.  However, the volumes and cost of purchases under these agreements after five years cannot be reasonably estimated.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

SourceGas has signed agreements providing for the reservation of firm pipeline capacity under which the Company is required to make fixed monthly payments for contracted capacity. SourceGas enters into short-term sale agreements to release certain firm pipeline capacity on an annual basis to natural gas marketers in conjunction with the Choice Gas program.  However, as the release agreements are of a short-term nature, they are not reflected on the following schedule.

At December 31, 2014, the Company’s commitments for the reservation of firm pipeline capacity are as follows (in thousands):

Year ending December 31:
2015	$30,651
2016	25,498
2017	24,822
2018	22,365
2019	17,649
Thereafter	96,519
$217,504

SourceGas’ total obligations of fixed charges under the Company’s pipeline capacity purchase agreements was $34.4 million as of December 31, 2014, and amounts paid during the year for these contracts was $17.9 million for the year ended December 31, 2014.

SourceGas also enters into gas purchase agreements, which are short-term or long-term in nature.  At December 31, 2014, the long-term commitments to purchase physical quantities of natural gas under contracts indexed to the forward Colorado Interstate Gas (“CIG”), Panhandle Eastern Pipeline (“PEPL”) and Northwest Wyoming Pool (“NWWY Pool”) Natural Gas indices are as follows:

	Million Metric British Thermal Units (“Mmbtu”) (in thousands)
	CIG	PEPL	NW WY Pool
Year ending December 31:
2015	1,664	1,825	2,273
2016	1,364	1,525	2,205
2017	—	—	2,128
2018	—	—	2,070
2019	—	—	720
	3,028	3,350	9,396

SourceGas’ total payments under long-term gas purchase agreements were $16.5 million as of December 31, 2014.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

Litigation

SGD is a complainant in SGD LLC vs. Bitter Creek Pipelines, LLC (“Bitter Creek”).  Bitter Creek provides natural gas gathering services to SGD in the Bowdoin field in Montana under a written gas gathering agreement.  SGD initiated arbitration on December 18, 2009 claiming that Bitter Creek breached the gathering agreement by wrongfully installing compression, failing to operate the gathering system at the proper pressure and noncompliance with other requirements of the agreement.  Arbitration occurred in August 2010.  The arbitration panel agreed that Bitter Creek had breached the agreement and awarded damages in the amount of $26.0 million and attorney fees and expenses in the amount of $0.6 million to SGD.  On April 20, 2011, the District Court, Yuma County Colorado confirmed the award and certified the judgment in favor of SGD.  On May 4, 2011, Bitter Creek posted a $25.0 million supersedeas bond and initiated an appeal of this judgment.  On May 24, 2012, the Colorado Court of Appeals issued an order reversing the judgment and remanding the matter back to the district court for trial.  On August 2, 2012, SourceGas filed a petition for review of this decision. On July 22, 2013, the Colorado Court of Appeals denied SourceGas’ petition.  The Bitter Creek (now known as “WBI Energy Midstream”) case is remanded to the Yuma County District for a retrial before the Court instead of an arbitration panel.  In August 2013, WBI Energy Midstream filed motions to recover certain costs in the Yuma County District Court case.  On April 18, 2014, SGD and WBI Energy Midstream stipulated to a 150 day stay of the District Court proceeding while the parties engaged in settlement discussions.  On November 17, 2014, SGD and WBI Energy Midstream entered into an additional 91 day stay which will allow the parties to continue to engage in settlement negotiations.  The gas gathering agreement provides gathering services for gas purchased through an agreement between Noble Energy and SGD (the “P-802 Contract”). On January 19, 2015, SGD submitted a written offer to Noble Energy to terminate the P-802 Contract.  If the P-802 Contract is terminated, WBI Energy and SGD will negotiate termination of the gathering agreement for the Bowdoin field and settlement of SGD’s claims against WBI Energy Midstream.

SourceGas is involved in other litigation and claims arising from the day-to-day operations of the Company’s business.  SourceGas believes that the ultimate resolution of those matters will not have a material adverse impact on the Company’s business, consolidated balance sheets, cash flows or results of operations.

Environmental Matters

SourceGas is subject to federal, state and local laws and regulations governing environmental quality. RMNG is in the process of upgrading facilities at its Wolf Creek Storage Field.  Soil and water sampling was requested by the United States Forest Service (“USFS”) and the Bureau of Land Management (“BLM”) in response to discolored soil found onsite.  Small levels of contaminants were found in the immediate area around three of the well pads sampled.  RMNG remediated the contamination; however, subsequent samplings requested by the USFS and BLM demonstrated low levels of contamination which will be remediated in the spring of 2015.  RMNG continues monitoring efforts.  SourceGas accrues liabilities related to these efforts when it is reasonable to estimate the amount, or range of amounts, of probable costs related to these efforts.  Management does not believe that it is reasonably possible that there will be a material change in the Company’s estimated liability in the near term and does not currently anticipate the disposition of any known efforts to have a material effect on the Company’s financial position, results of operations or cash flows.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

6.              Pension and Other Postretirement Benefits

Retirement Savings Plan

The SourceGas LLC Retirement Savings Plan (“Savings Plan”) is a defined contribution retirement plan qualified under Section 401(k) of the Internal Revenue Code and covers substantially all of SourceGas’ employees.  Savings Plan participants may contribute a portion of their pretax compensation to the plan, subject to limitations as defined in the Savings Plan or by the Internal Revenue Service.  The Company makes nonelective and elective employer contributions to the Savings Plan that totaled $4.5 million for the year ended December 31, 2014.

Defined Benefit Pension Plan

The SourceGas LLC Retirement Plan (“Retirement Plan”) covers only employees that were eligible for benefits under similar plans sponsored by previous ownership prior to acquisition by SourceGas.

The Retirement Plan provides for defined pension benefits based on employment group.  Employment groups are determined based on the acquisition that brought the eligible employees to the Company.  As of December 31, 2014, SourceGas has the following employment groups: SG Participants (March 2007 acquisition) and SGA Participants (July 2008 acquisition).  The benefits for these groups are based on the participant’s compensation rate and years of participation.

SourceGas established a trust that accumulates assets to pay benefits under the Retirement Plan.  The Company’s funding policy is to contribute annually at least the minimum required contribution under federal law using the actuarial cost method and assumptions used for determining annual funding requirements.

Assets in the trust are invested in cash, fixed income and equity investments in accordance with a written investment policy, which may be revised based on the actions of the SourceGas LLC Retirement Plan Committee (the “Committee”).  The Committee monitors actual performance against target allocations and adjusts actual allocations and targets in accordance with the investment policy.  The Committee uses outside consultants and investment managers to aid in the determination of asset allocation and the management of actual plan assets.  The Retirement Plan seeks to match the long-term nature of its funding obligations with investment objectives for long-term growth and income.

The asset allocation strategy reflects the Retirement Plan’s return objectives and risk tolerance.  Asset allocations, target and actual, expressed as a percentage of the market value of the Retirement Plan are as follows:

	December 31,
	2014	Target Range
Asset category:
Equity securities	60%	45% – 75%
Fixed-income securities	39%	25% – 55%
Cash	1%	0% – 5%
	100%

The Company’s pension liability balance (the unfunded status) represents the difference between the projected benefit obligation for pensions and the market value of the pension assets.  This difference is made up of the unamortized actuarial gain or loss that arises during the period but is not recognized as a component of net periodic pension cost and would typically be recognized as a component of

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

accumulated other comprehensive income (“AOCI”).  SourceGas’ regulated utility subsidiaries recover pension costs in rates; therefore, the Company has reported the unamortized actuarial gain or loss in regulatory liabilities or regulatory assets, respectively (see Note 3).

Postretirement Medical Plan

The SourceGas Employee Benefits Plan (“Medical Plan”) provides for subsidized healthcare benefits for certain retirees that were covered by similar plans under previous ownership prior to acquisition by SourceGas.

The Medical Plan provides for subsidized healthcare benefits to eligible participants based on two employment groups, SG Participants and SGA Participants.  Based on the employment group, the Company has varied levels of discretion in determining (i) the specific benefits to be provided, (ii) the required participant contributions and (iii) other variables that affect the net cost of its Medical Plan benefits.

Various trusts hold assets for postretirement benefits for the SGA Participants.  Assets in the trusts are invested in cash, fixed-income and equity investments in accordance with a written investment policy. This allocation may be revised based on the actions of the Committee.

The SGA Participants of the Medical Plan qualify to receive the federal subsidy under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Act”).  The effect of the Medicare Act is reflected assuming (i) the Medical Plan will continue to provide prescription drug benefits to SGA Participants that are at least actuarially equivalent to the Medicare Act and (ii) the Medical Plan will continue to receive the federal subsidy.

SourceGas’ liability (the unfunded status) for the Medical Plan represents the difference between the accumulated postretirement benefit obligation and the market value of other post retirement assets. This difference is made up of the unamortized actuarial gain or loss that arises during the period but is not recognized as a component of net periodic benefit cost and would typically be recognized as a component of AOCI.  SourceGas’ regulated utility subsidiaries recover postretirement costs in rates; therefore, the Company has reported the unamortized actuarial gain or loss in regulatory liabilities or regulatory assets, respectively (see Note 3).

Actuarial Assumptions

SourceGas determines periodic pension and postretirement benefit costs using certain actuarial assumptions and methods.  These assumptions include demographic and economic assumptions.  In determining the discount rate, which is used to determine the actuarial present value of plan benefits, SourceGas considers the yields of high-quality fixed-income investments with maturities corresponding to the timing of expected benefit payments.  The Company’s assumptions about the long-term rate of return on plan assets are based on historical and projected rates of return for current and planned asset classes in the investment portfolio.  Assumed projected rates of return for each asset class were selected after analyzing historical experience and future expectations of the returns.  The overall expected rate of return for the portfolio was developed based on the target allocation for each asset class.  In determining the rate of increase in healthcare costs, the Company considers historical and projected healthcare costs and also the effects of plan provisions that enable SourceGas to limit increases in the net cost of benefits to the general inflation rate by adjusting participant contributions, deductibles and copayments.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

The measurement dates used to determine pension and other postretirement benefit measurements for the Retirement Plan and Medical Plan are December 31, 2014.  The actuarial assumptions used to compute the net periodic pension cost and postretirement benefit cost are based upon information available as of the beginning of the year.  Changes in these assumptions may impact future benefit costs and obligations.

The following actuarial assumptions were used to determine the benefit obligations and the net periodic benefit cost for the year ended December 31, 2014:

	Retirement Plan	Medical Plan
	2014	2014
Actuarial assumptions:
Benefit obligation:
Discount rate	3.8%	3.8%
Rate of compensation increase	3.0%	N/A
Net periodic benefit cost:
Discount rate	4.7%	4.7%
Rate of compensation increase	3.0%	N/A
Expected long-term rate of return on plan assets	8.0%	5.0%
Healthcare cost trend rate:
SG Participants	N/A	3.0%

SGA Participants	N/A	5.0%

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

Benefit Obligation and Funded Status

The following is a reconciliation of the changes in the benefit obligation and fair value and a statement of the funded status of the Retirement Plan and Medical Plan (in thousands):

	Retirement Plan	Medical Plan
	December 31,	December 31,
	2014	2014
Change in benefit obligation:
Benefit obligation at beginning of year	$61,591	$13,445
Service cost	3,127	152
Interest cost	2,849	641
Contributions by retirees	—	402
Benefits paid / payable	(3,241)	(1,022)
Actuarial loss	7,738	1,795
Federal subsidy received / receivable	—	—
Benefit obligation at end of year	72,064	15,413
Change in plan assets:
Fair value of plan assets at beginning of year	53,013	3,011
Actual return on plan assets	2,637	198
Contributions by employer	3,900	778
Contributions by retirees	—	401
Benefits paid / payable	(3,241)	(1,022)
Federal subsidy received / receivable	—	—
Other expenses	—	(59)
Fair value of plan assets at end of year	56,309	3,307
Unfunded status at end of year	$(15,755)	$(12,106)

Amounts recognized in the consolidated balance sheets consist of the following:
Other current liabilities	$—	$(555)
Other liabilities	(15,755)	(11,551)
Total liabilities	$(15,755)	$(12,106)

Accumulated benefit obligation (“ABO”) (1)	$66,205	N/A

Amounts recognized in regulatory assets consist of the following:
Net actuarial loss	$(14,248)	$(4,397)

(1) ABO differs from the projected benefit obligation in that the ABO excludes the effect of salary and wage increases.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

Net Periodic Benefit Cost

The components of net periodic benefit cost for the Retirement Plan and Medical Plan are as follows (in thousands):

	Retirement Plan	Medical Plan
	Year ended December 31,	Year ended December 31,
	2014	2014
Service cost	$3,127	$152
Interest cost	2,849	641
Expected return on plan assets	(4,262)	(153)
Amortization of loss	—	342
Net periodic benefit cost	$1,714	$982

SourceGas estimates that a total of $1.2 million will be amortized from regulatory assets into net periodic benefit cost during 2015 for the Retirement Plan and the Medical Plan.

Expected Contributions and Benefit Payments

SourceGas expects to contribute $3.9 million to the Retirement Plan and $0.9 million to the Medical Plan in 2015.

Retirement Plan benefits for all participants and Medical Plan benefits for SGA Participants are distributed from the related trusts.  For SG Participants, the Company pays benefits under the Medical Plan directly to participants and receives related contributions directly from participants.  Estimated future benefit payments, net of estimated contributions from participants, excluding the effect of applicable Medicare Act federal subsidy receipts and gross amount of federal subsidy receipts are as follows (in thousands):

	Retirement Plan	Medical Plan	Federal Subsidy Receipts
Year ending December 31:
2015	$2,194	$829	$(23)
2016	2,476	911	(27)
2017	3,424	988	(29)
2018	4,108	1,155	(33)
2019	4,618	1,327	(43)
2020 – 2024	29,031	7,389	(330)

Investment Valuation

The Retirement Plan and Medical Plan assets are valued under the current fair value framework.  See Note 7 for further discussion regarding the definition and levels of the fair value hierarchy established by authoritative guidance.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

Below is a listing of the market value of the major categories of plan assets held as of December 31, 2014, as well as the associated level within the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety (in thousands):

		December 31, 2014
Asset category		Retirement Plan	Medical Plan
Level 1
Cash and cash equivalents		$724	$193
Equity securities
U.S. small cap value	(1)	3,342	—
U.S. small cap blend	(1)	—	113
U.S. mid cap blend		—	172
U.S. mid cap growth	(1)	3,489	—
U.S. large cap value	(1)	8,994	—
U.S. large cap blend		—	498
U.S. large cap growth	(1)	8,998	—
International companies	(2)	8,955	172
Fixed-income securities
Intermediate-term bond	(3)	8,787	—
High-yield bond	(4)	2,683	—
Short-term bond	(5)	7,617	—
Inflation-protected bond	(5)	2,720	—
Real estate	(6)	—	81
Total Level 1		56,309	1,229

Level 2
Intermediate-term bond	(7)	—	1,969
High-yield bond	(8)	—	109
Total Level 2		—	2,078

Total Assets		$56,309	$3,307

(1) Includes funds that invest primarily in U.S. common stocks

(2) Includes funds that invest primarily in foreign equity securities

(3) Includes funds that invest in a blend of U.S. government securities, mortgage-backed securities, U.S. corporate bonds,and foreign bonds

(4) Includes funds that invest primarily U.S. corporate bonds

(5) Includes funds that invest only in U.S. government securities

(6) Includes funds that invest only in real estate investment trusts

(7) Includes funds that invest primarily in state and municipal bonds

(8) Includes funds that invest only in international bonds

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

The Retirement Plan funds have been determined to be Level 1 investments within the fair value hierarchy and are valued on the basis of available market quotations in active markets.  The Medical Plan fixed-income securities have been determined to be Level 2 investments within the fair value hierarchy and are valued on significant other observable outputs other than quoted market prices.  The remaining Medical Plan funds have been determined to be Level 1 investments.

7.              Derivatives and Fair Value Measurement

Derivatives

In managing its natural gas supply portfolios, the Company has historically entered into physical fixed- and variable-priced contracts, which qualify as derivatives.  Additionally, the Company purchased over-the-counter financial natural gas swap contracts and options to mitigate risks associated with changes in the market price.  Gas contracts that have firm commitments to purchase a fixed amount of gas in the future at market price, qualify for the normal purchases and normal sales exception that is allowed for contracts that are probable of delivery in the normal course of business and are exempt from fair value reporting.  The Company’s natural gas purchases with volumetric swing in their contracts do not qualify for the normal purchases and normal sales exception.  These purchase deals and swap contracts are recorded at fair value.

Pursuant to regulatory deferral accounting treatment for rate-regulated entities, the costs associated with gains and losses from the use of financial and physical derivative instruments are included in the Company’s purchased gas adjustment mechanisms.  The changes in fair value and the settled amounts of these derivative instruments do not have a direct effect on earnings or other comprehensive income.

The Company has designated a certain number of its commodity derivative instruments as cash flow hedges.  The effective portion of the unrealized gains and losses arising from the use of the cash flow hedges is deferred in AOCI and will be recognized in operating results when the forecasted transaction affects earnings.  Hedge ineffectiveness, to the extent incurred, is currently recognized in the Company’s operating results.

In December 2014, SourceGas purchased over-the-counter gasoline swaps to help stabilize operating costs associated with forecasted purchases of gasoline fuels used to power vehicles and equipment used in the course of business.  At December 31, 2014, the Company held 42,000 gallons per month, or 504,000 gallons, of NYMEX gasoline swaps at an average price of $1.80 per gallon.  These contracts extend through December 2015 and are not designated as cash flow hedges.  SourceGas recognizes unrealized gains and losses related to these derivative instruments in the operating results; they are not recorded as a component of deferred gas costs.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

The commodity options and swaps are utilized to effectively fix the price on a portion of the Company’s natural gas supply portfolios.  These financial derivatives are purchased in anticipation of the forecasted purchases of natural gas, during time frames ranging from January 2015 through March 2017.  Under these contracts, the Company pays the counterparty at a fixed rate and receives a floating rate per Million Metric British Thermal Units (“Mmbtu”) of natural gas.  Volumes below exclude contracts that qualify for normal purchase and normal sales.  As of December 31, 2014, the Company had net long natural gas contracts outstanding in the following quantities:

December 31,
Mmbtu (in thousands)	2014
Hedge designation:
Cash flow hedges	1,282
Not designated as hedges	13,347
Total hedges	14,629

Hedge position:
Short position	(5,077)
Long position	19,706
Net long position	14,629

Interest Rate Swaps

In April 2013, SourceGas LLC entered into forward starting interest rate swaps with an aggregate notional amount of $150.0 million as a means of fixing the interest on the $150.0 million term loan.  Under these swaps, SourceGas LLC pays a weighted average fixed rate of 0.39 percent. These swaps receive a variable one-month LIBOR rate on the notional principal amounts over a two year, seven month term ending in February 2016.  These swaps were designated as cash flow hedges upon inception.

In April 2013, SourceGas Holdings entered into a forward starting interest rate swap as a means of fixing the interest on an additional $50.0 million relating to the anticipated refinancing of the activity on the $150.0 million term loan.  Under this swap, SourceGas Holdings paid a fixed rate of 0.60 percent and received a floating interest rate equal to one-month LIBOR rate on the notional principal amounts over a three year, eight month term ending in February 2017.  This swap early settled on July 18, 2014 for a gain of approximately $0.3 million.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

The fair value and balance sheet classification of the Company’s derivative instruments are as follows (in thousands):

	Balance Sheet	December 31,
	Location	2014
Designated as cash flow hedges:
Asset derivative instruments:
Current commodity contracts	Other current assets	$207
Current interest rate swaps	Other current assets	89
Noncurrent commodity contracts	Other assets	60
Noncurrent interest rate swaps	Other assets	49
Liability derivative instruments:
Current commodity contracts	Derivative instruments	(1,719)
Current interest rate swaps	Derivative instruments	(4,362)
Noncurrent commodity contracts	Derivative instruments	(289)
Noncurrent interest rate swaps	Derivative instruments	(2,742)
Total		(8,707)
Not designated as hedges:
Asset derivative instruments:
Current commodity contracts	Other current assets	2,013
Noncurrent commodity contracts	Other assets	320
Liability derivative instruments:
Current commodity contracts	Derivative instruments	(7,132)
Noncurrent commodity contracts	Derivative instruments	(620)
Total		(5,419)
Total derivative instruments on balance sheet		$(14,126)

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

The changes in fair value and income statement location of the Company’s derivative instruments are as follows (in thousands):

Year ended December 31,
2014
Designated as cash flow hedges:
Natural gas sales:
Net realized loss reclassified from AOCI	$(95)
Ineffectiveness gain	26
Purchases and other costs of sales:
Net realized gain reclassified from AOCI	1,213
Ineffectiveness loss	(45)
Interest expense:
Ineffectiveness loss	(41)
Net realized loss reclassified from AOCI	(4,624)
Not designated as hedges:
Natural gas sales:
Net realized gain	3
Net unrealized gain	26
Purchases and other costs of sales:
Net realized loss	(1,303)
Net unrealized loss	(3,292)
Operation and maintenance:
Net unrealized loss	(76)
Total impact of derivative instruments on earnings	$(8,208)

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

In accordance with ASC 220 Comprehensive Income, presentation of the Company’s derivative instruments included in AOCI is as follows, net of tax where applicable (in thousands):

	Interest Rate	Commodity
	Swaps	Derivatives	AOCI

Balance, December 31, 2013	$(9,662)	$86	$(9,576)
Decrease in fair value, net of tax	(2,258)	(395)	(2,653)
Recognition of losses (gains) in earnings due to settlements, net of tax	4,624	(676)	3,948
Recognition of losses in earnings due to amortization	128	—	128
Balance, December 31, 2014	$(7,168)	$(985)	$(8,153)

The Company expects to reclassify $0.9 million of deferred losses, net of tax, to purchases and other costs of sales relating to commodity derivative instruments and $4.3 million of deferred losses to interest expense during the year ended December 31, 2015, as forecasted transactions occur.  If it becomes probable that a forecasted transaction will not occur, then the Company will discontinue the use of hedge accounting and recognize the unrealized gains or losses that were previously recorded in AOCI in net income.

Fair Value Measurements

SourceGas reports certain assets and liabilities at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

The following table sets forth by level within the fair value hierarchy SourceGas’ derivative assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2014 (in thousands):

December 31, 2014	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Assets:
Commodity derivative instruments	$—	$2,600	$—	$2,600
Interest rate swaps	—	138	—	138
Liabilities:
Commodity derivative instruments	—	(9,760)	—	(9,760)
Interest rate swaps	—	(7,104)	—	(7,104)
Net derivative liability	$—	$(14,126)	$—	$(14,126)

In accordance with fair value accounting, the Company includes nonperformance risk in calculating fair value adjustments.  This includes a credit risk adjustment based on the credit spreads of the counterparties when SourceGas is in an unrealized gain position, or on SourceGas’ own credit spread when it is in an unrealized loss position.  The inputs in the Company’s valuation techniques on the financial derivatives include natural gas futures, credit default swap spreads and interest rates.  These are also known as significant other observable, or Level 2, inputs.  The Company has not used any Level 3 inputs in fair value valuations and there were no transfers between Level 1 or 2 during the year ended December 31, 2014.

Certain of SourceGas’ master agreements for derivative instruments contain a reference to the Company’s Senior Notes rating as determined by one or more of the major credit rating agencies.  The current rating determines the available amount of unsecured credit.  Any counterparty exposure in excess of a negotiated line of unsecured credit may result in the requirement for the Company to post collateral.  The Company did not post collateral as of December 31, 2014.  Should a change in the Senior Notes rating trigger a change in available unsecured credit, SourceGas may be required to post additional collateral to cover counterparty exposure.  No additional collateral was posted at December 31, 2014.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

The following table presents the fair value of the derivative instruments that are in a liability position, along with the Company’s exposure to collateral calls if the credit risk contingent features were triggered (in thousands):

	December 31, 2014
	Fair Value	Potential Collateral Call
Interest rate swaps	$(3,538)	$3,644
Commodity derivatives	(3,922)	4,084
	$(7,460)	$7,728

The fair value of the liability may differ from the potential collateral call amount due to the consideration of credit risk in its fair value measurements.

8.              Income Taxes

SourceGas’ income tax expense consisted of the following (in thousands):

Year ended December 31,
2014
Current:
Federal	$(4,034)
State and local	(598)
Total current	(4,632)
Deferred:
Federal	6,309
State and local	1,264
Total deferred	7,573
Total income tax expense	$2,941

A reconciliation of the expense for income taxes to the expense that would result from applying the federal corporate income tax rate of 35 percent (“expected” rate) to SourceGas’ pretax income is as follows (in thousands):

Year ended December 31,
2014
Computed “expected” tax expense	$13,231
Increase (decrease) in income taxes resulting from:
Limited liability company income not subject to tax	(10,066)
State and local income taxes (net of federal benefit)	411
Other	(635)
Total expense for income taxes	$2,941

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below in total (in thousands):

December 31,
Total	2014
Deferred short-term tax assets (liabilities):
Net operating loss carryforwards	$2,431
Derivative financial instruments	1,204
Gas costs and inventory	(127)
Employee expenses	532
AOCI - hedging	645
Bad debt reserve	388
Other	3,875
Total deferred short-term tax assets	8,948
Valuation allowance	—
Net deferred short-term tax assets	8,948
Deferred long-term tax assets (liabilities):
Net operating loss carryforwards	652
Pension and other postretirement benefits	748
Contributions in aid of construction	6,956
Capital loss carryforward	83
Property, plant and equipment	(48,544)
Deferred investment tax credit - ITC	(49)
Trademarks and trade names	(160)
Other	(3,615)
Total deferred long-term tax liabilities	(43,929)
Valuation allowance	(83)
Net deferred long-term tax liabilities	(44,012)

Net deferred tax liabilities	$(35,064)

When assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences are deductible.  SourceGas considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods) and projected taxable income and tax planning strategies in making this assessment.  In order to fully realize a deferred tax asset, the Company would need to generate future taxable income of a certain nature, ordinary or capital, before expiration of the respective deferred tax assets.

As of December 31, 2014, SourceGas has an estimated federal net operating loss carryforward of $6.9 million.  IRS rules allow a two-year net operating loss carryback and a twenty-year net operating loss carryforward.  The Company currently anticipates foregoing the federal net operating loss carryback and utilizing the carryforward in full in 2015.  SourceGas’ estimated state net operating

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

loss carryforwards total $10.1 million.  The Company anticipates also foregoing the state net operating loss carryback where allowed.  SourceGas expects to use the state net operating loss carryforward within the allowable carryforward period.  These carryforwards may be used to offset future state taxable income.  In addition to the Company’s state net operating loss carryforward, the Company’s capital loss carryforward is $0.2 million.  A valuation allowance of $0.2 million is recorded in connection with this capital loss carryforward as the Company does not foresee capital gains to absorb this capital loss.

SourceGas is subject to U.S. federal income tax as well as state income tax filing obligations in a number of jurisdictions.  The statute of limitations remains open for years 2011 forward and for years 2008 to the extent of net operating loss utilization in 2011, and 2009 to the extent of net operating loss utilization in 2011 and 2012.  In 2014 SourceGas, Inc. completed an IRS examination of tax year 2011 with no material adjustments that were not proposed by the taxpayer.

In September 2013, the IRS and U.S. Treasury Department released final regulations on the deduction and capitalization of expenditures related to tangible property.  In January 2014, the IRS issued Revenue Procedure 2014-16, which provided the procedural guidance with respect to compliance with these regulations.  The regulations and related guidance do not completely address the tax treatment for natural gas pipeline network assets.  However, the estimated impact of these regulations in the 2014 tax provision is a favorable adjustment of $26.7 million which includes a cumulative accounting method change adjustment of $20.2 million.

Based on the projections of future taxable income over the periods for which the deferred tax assets may be utilized, the Company believes that it is more likely than not it will realize the benefits of its deferred tax assets, net of valuation allowances, at December 31, 2014.  The Company has a capital loss carryforward that expires in 2017, which is reported as a deferred tax asset with a full valuation allowance.  A capital loss carryforward in the amount of $6.8 million expired on December 31, 2014.  The deferred tax asset and related valuation allowance were removed from the balance sheet with no impact on tax expense.

In accordance with ASC 740 Income Taxes, during the fourth quarter of 2012, the Company recognized a reserve for uncertain tax positions related to pension, vacation and other post retirement deductions that were related to liabilities assumed by the Company as part of the acquisition of SGA on July 1, 2008.  In 2014, the Company released $2.4 million of a $3.6 million reserve as a result of completion of IRS audits of tax years 2008 and 2011.  The reserve for uncertain tax benefits amounted to $1.2 million for the year ended December 31, 2014.  Accrued interest related to the reserve is included in interest payable.

9.              Related Party Transactions

Agreements have been executed with the owners of the Company to provide certain administrative and operating services. These agreements require SourceGas to pay service fees totaling $1.0 million per year and reimburse out-of-pocket expenses.  Fees incurred under these agreements totaled $1.0 million for the year ended December 31, 2014.

There were no amounts payable to these related parties for the year ended December 31, 2014.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Year Ended December 31, 2014

10.       Subsequent Events

SourceGas has evaluated events subsequent to December 31, 2014 through March 26, 2015, which is the issuance date of these consolidated financial statements, in order to determine the impacts, if any, of these events on the Company’s consolidated financial statements.  Except as discussed in Notes 2, 3 and 4, there are no material subsequent events to report.